Exhibit 99.4

CONSENT OF MICHAEL J. WEISS

I have agreed to serve as a director of Rafael Holdings, Inc. effective prior to the contemplated spin-off from IDT Corporation and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 (or any other Form) of Rafael Holdings, Inc. and the related Information Statement attached as an exhibit thereto.

/s/ Michael J. Weiss
Michael J. Weiss

December 18, 2017